NEWS RELEASE

May 22, 2008

For Release:	Immediately
Contact:	News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Appoints Vice President of Accounting & Controller

(Poughkeepsie, NY) The board of CH Energy Group, Inc. (NYSE: CHG) has appointed Kimberly J. Wright as Vice President of Accounting & Controller; she will continue to also serve as Controller of its largest subsidiary, Central Hudson Gas & Electric Corporation. Wright joined the Poughkeepsie-based company in October 2006 after more than 15 years of experience in the energy and accounting fields at both Northeast Utilities and Coopers & Lybrand, LLP. She becomes the publicly traded company’s principal accounting officer as a result of the appointment.

"Since joining us little more than a year ago, Kim has provided insightful guidance and a thorough analysis of financial affairs in our electric and natural gas businesses," said Christopher M. Capone, Executive Vice President and Chief Financial Officer. "We're confident that CH Energy Group will also benefit from her strong financial skill set as a result of this appointment."

Wright succeeds Donna S. Doyle, who will continue to serve CH Energy Group as a Vice President.

Wright, a CPA, holds a bachelor's of science degree in accounting from the University of Connecticut, and is expected to complete a joint JD/MBA program this summer. She is a resident of Peekskill, New York.

About CH Energy Group, Inc.

With more than 493,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas &

Electric Corporation is a regulated transmission and distribution utility serving approximately 376,000 customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy. Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 117,000 customers in 10 states, stretching from Rhode Island to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, a biomass plant in upstate New York, and plans to build a landfill gas energy facility in Auburn, NY, in 2008.